Exhibit 10.8

TAX RECEIVABLE AGREEMENT (SLP REORGANIZATION)

between

GODADDY INC.,

and

SLP III KINGDOM FEEDER I, L.P.

Dated as of March 31, 2015

i

Section 7.11	Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	23
Section 7.12	Confidentiality	23

ii

TAX RECEIVABLE AGREEMENT (SLP REORGANIZATION)

This TAX RECEIVABLE AGREEMENT (SLP REORGANIZATION) (this “Agreement”), dated as of March 31, 2015, is hereby entered into by and among GoDaddy Inc., a Delaware corporation (together with its Subsidiaries that are consolidated for U.S. federal income tax purposes, the “Corporate Taxpayer”), and SLP III Kingdom Feeder I, L.P., a Delaware limited partnership (the “TRA Party”).

RECITALS

WHEREAS, the TRA Party indirectly holds or held member interests (the “Units”) in Desert Newco, LLC, a Delaware limited liability company (“Desert Newco”), which is classified as a partnership for United States federal income tax purposes;

WHEREAS, the Corporate Taxpayer is the managing member of Desert Newco, and holds and will hold, directly and/or indirectly, Units;

WHEREAS, SLP III Kingdom Feeder Corp., a Delaware corporation (the “Feeder Corp”) is classified as an association taxable as a corporation for United States federal income tax purposes;

WHEREAS, the TRA Party is the owner of the Feeder Corp;

WHEREAS, pursuant to that certain Merger Agreement, dated as of March 31, 2015, among the Corporate Taxpayer and the parties named therein (the “Merger Agreement”), the Feeder Corp will merge with a Subsidiary of the Corporate Taxpayer with the Feeder Corp surviving, and, immediately thereafter, the Feeder Corp will merge with and into the Corporate Taxpayer (the “Reorganization”);

WHEREAS, as a result of the Reorganization, the Corporate Taxpayer will (i) be entitled to utilize the Pre-IPO NOLs, (ii) obtain the benefit of the Original Basis Adjustment with respect to its share of the Original Assets relating to the Acquired Units and (iii) be entitled to Remedial Allocations in respect of the Acquired Units;

WHEREAS, the Units held by the Exchange TRA Parties may be exchanged for cash or Class A common stock of the Corporate Taxpayer (the “Class A Shares”), subject to the provisions of the LLC Agreement and the Exchange Agreement;

WHEREAS, the Other Reorganization TRA Parties will enter into agreements with the Corporate Taxpayer similar in form and substance to this Agreement;

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Corporate Taxpayer may be affected by (i) Basis Adjustments, (ii) Pre-IPO NOLs, (iii) Original Basis Adjustments, (iv) Remedial Allocations and (v) Imputed Interest (as such terms are defined in each Tax Receivable Agreement);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments, Pre-IPO NOLs, Original Basis Adjustment, Remedial Allocations and Imputed Interest on the liability for Taxes of the Corporate Taxpayer;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquired Units” means the Units acquired in the Reorganizations.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of (i) the Corporate Taxpayer and (ii) without duplication, Desert Newco, but only with respect to U.S. federal income Taxes imposed on Desert Newco and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent for such Taxable Year; provided that the actual liability for Taxes described in clauses (i) and (ii) shall be calculated assuming (x) any Subsequently Acquired TRA Attributes do not exist, (y) so long as Desert Newco (or any successor entity) is a partnership for Tax purposes, the “remedial allocation method” of Treasury Regulations Section 1.704-3(d) is in effect with respect to the differences between book basis and tax basis (calculated for purposes of Section 704(c) of the Code) as of the date of the closing of the Unit Purchase and (z) deductions of (and other impacts of) state taxes are excluded.

“Advance Payment” is defined in Section 3.1(b) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble of this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Attributable” is defined in Section 3.1(b) of this Agreement.

“Attribute Schedule” is defined in Section 2.1 of this Agreement.

“Basis Adjustments” shall have the meaning set forth in the Tax Receivable Agreement (Exchanges).

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means a day, other than Saturday, Sunday or other day on which banks located in Phoenix, Arizona or New York City, New York are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events:

(i)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding (x) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock in the Corporate Taxpayer and (y) any TRA Party, Exchange TRA Party, Other Reorganization TRA Party or any of their Affiliates who is, or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)	there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted or exchanged into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)	the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined State Tax Rate” means five (5) percent.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Preamble of this Agreement.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Desert Newco” is defined in the Recitals of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of the Corporate Taxpayer to the amount of any assessed liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means a per annum rate of the lesser of (i) 6.5%, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange” shall have the meaning set forth in the Tax Receivable Agreement (Exchanges).

“Exchange Agreement” shall have the meaning set forth in the Tax Receivable Agreement (Exchanges).

“Exchange Schedule” shall have the meaning set forth in the Tax Receivable Agreement (Exchanges).

“Exchange TRA Parties” means “TRA Parties” as defined in the Tax Receivable Agreement (Exchanges).

“Expert” is defined in Section 7.9 of this Agreement.

“Feeder Corp” is defined in the Recitals of this Agreement.

“Founder Parties” shall have the meaning set forth in the Tax Receivable Agreement (Exchanges).

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Corporate Taxpayer and (ii) without duplication, Desert Newco, but only with respect to U.S. federal income Taxes imposed on Desert Newco and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent, in each case using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Corporate Taxpayer Return, but (i) using the Non-Stepped Up Tax Basis, (ii) without taking into account any Remedial Allocations (as defined in each Tax Receivable Agreement), (iii) without taking into account the use of Pre-IPO NOLs (as defined in each Tax Receivable Agreement), if any, and (iv) excluding any deduction attributable to Imputed Interest (as defined in each Tax Receivable Agreement) for the Taxable Year. Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item or attribute (or portions thereof) that is available for use because of any Basis Adjustments, any Pre-IPO NOLs (as defined in each Tax Receivable Agreement), the Original Basis Adjustment, any Remedial Allocations (as defined in each Tax Receivable Agreement) and any Imputed Interest (as defined in each Tax Receivable Agreement). Furthermore, the Hypothetical Tax Liability shall be calculated assuming (x) any Subsequently Acquired TRA Attributes do not exist, (y) so long as Desert Newco (or any successor entity) is a partnership for Tax purposes, the “remedial allocation method” of Treasury Regulations Section 1.704-3(d) is in effect with respect to differences between book basis and tax basis (calculated for purposes of Section 704(c) of the Code) as of the date of the closing of the Unit Purchase and (z) deductions of (and other impacts of) state income taxes are excluded.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“Investor Director” shall have the meaning set forth in the Tax Receivable Agreement (Exchanges).

“Investor Parties” shall have the meaning set forth in the Tax Receivable Agreement (Exchanges).

“IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer.

“IPO Date” means the closing date of the IPO.

“IRS” means the United States Internal Revenue Service.

“KKR Co-Invest Reorganization TRA Parties” means “TRA Parties” as defined in the Tax Receivable Agreement (KKR Co-Invest Reorganization).

“KKR Reorganization TRA Parties” means “TRA Parties” as defined in the Tax Receivable Agreement (KKR Reorganization).

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“LLC Agreement” means, with respect to Desert Newco, the Third Amended and Restated Limited Liability Company Agreement of Desert Newco, as amended from time to time.

“Market Value” shall have the meaning set forth in the Tax Receivable Agreement (Exchanges).

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Merger Agreement” means is defined in the Recitals of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Non-Investor Director” shall have the meaning set forth in the Tax Receivable Agreement (Exchanges).

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset or Original Asset at any time, the Tax basis that such asset would have had at such time if (i) no Basis Adjustments had been made and (ii) there had been no Original Basis Adjustment.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Original Assets” means the assets owned by Desert Newco, or any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of the IPO. Original Assets also include any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to any Original Asset.

“Original Basis Adjustment” means (i) the adjustment to the tax basis of the Original Assets as a result of the transactions pursuant to the Unit Purchase Agreement among Gorilla Acquisition LLC, Desert Newco, and The Go Daddy Group, Inc. dated as of July 1, 2011 and (ii) any subsequent adjustment in the tax basis of an Original Asset determined, in whole or in part, by reference to any prior Original Basis Adjustment.

“Other Reorganization TRA Parties” means the KKR Reorganization TRA Parties, the KKR Co-Invest Reorganization TRA Parties and the TCV Reorganization TRA Parties.

“Other Tax Receivable Agreements” means the Tax Receivable Agreements other than this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-IPO NOLs” means certain net operating losses, capital losses, disallowed interest expense carryforwards under Section 163(j) of the Code and credit carryforwards of the Feeder Corp relating to taxable periods ending on or prior to the IPO Date.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State Tax Benefit. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State Tax Detriment. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by Desert Newco, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Remedial Allocations” means the allocations made under Section 704(c) of the Code (including “remedial items” and “offsetting remedial items”) in respect of the Units acquired in the Reorganizations or through Exchanges using the “remedial allocation method” of Treasury Regulations Section 1.704-3(d) with respect to differences between book basis and tax basis (calculated for purposes of Section 704(c) of the Code) as of the date of the closing of the Unit Purchase. For the avoidance of doubt, Remedial Allocations include only those items allocated with respect to Units acquired in the Reorganizations or Exchanges and do not include any items allocated with respect to Units acquired by Corporate Taxpayer from Desert Newco in exchange for cash.

“Reorganization” is defined in the Recitals of this Agreement.

“Reorganizations” means collectively each Reorganization as defined in this Agreement and each of the Tax Receivable Agreement (KKR Reorganization), the Tax Receivable Agreement (KKR Co-Invest Reorganization) and the Tax Receivable Agreement (TCV Reorganization).

“Schedule” means any of the following: (i) the Attribute Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“State Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Combined State Tax Rate instead of the rates applicable for U.S. federal income tax purposes.

“State Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Combined State Tax Rate instead of the rates applicable for U.S. federal income tax purposes.

“Subsequently Acquired TRA Attributes” means any net operating losses or other tax attributes to which any of the Corporate Taxpayer, Desert Newco or any of their Subsidiaries become entitled as a result of a transaction (other than any Exchanges) after the IPO Date to the extent such net operating losses and other tax attributes are subject to a tax receivable agreement (or comparable agreement) entered into by the Corporate Taxpayer, Desert Newco or any of their Subsidiaries pursuant to which the Corporate Taxpayer, Desert Newco or any of their Subsidiaries are obligated to pay over amounts with respect to tax benefits resulting from such net operating losses or other tax attributes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2 of this Agreement.

“Tax Receivable Agreements” shall mean this Agreement, the Tax Receivable Agreement (KKR Reorganization), the Tax Receivable Agreement (KKR Co-Invest Reorganization), the Tax Receivable Agreement (TCV Reorganization) and the Tax Receivable Agreement (Exchanges).

“Tax Receivable Agreement (Exchanges)” means the Tax Receivable Agreement (Exchanges), dated as of March 31, 2015, by and among the Corporate Taxpayer and the persons named therein, including any amendment thereto.

“Tax Receivable Agreement (KKR Reorganization)” means the Tax Receivable Agreement (KKR Reorganization), dated as of March 31, 2015, by and among the Corporate Taxpayer and the persons named therein, including any amendment thereto.

“Tax Receivable Agreement (KKR Co-Invest Reorganization)” means the Tax Receivable Agreement (KKR Co-Invest Reorganization), dated as of March 31, 2015, by and among the Corporate Taxpayer and the persons named therein, including any amendment thereto.

“Tax Receivable Agreement (TCV Reorganization)” means the Tax Receivable Agreement (TCV Reorganization), dated as of March 31, 2015, by and among the Corporate Taxpayer and the persons named therein, including any amendment thereto.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all United States federal taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TCV Reorganization TRA Parties” means “TRA Parties” as defined in the Tax Receivable Agreement (TCV Reorganization).

“TRA Party” is defined in the Preamble of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unit Purchase” means the purchase of units pursuant to the Unit Purchase Agreement among Gorilla Acquisition LLC, Desert Newco, and The Go Daddy Group, Inc. dated as of July 1, 2011.

“Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize (i) the deductions arising from the Basis Adjustments, the Original Basis Adjustment, Remedial Allocations and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available and (ii) any loss or credit carryovers generated by deductions arising from Basis Adjustments, the Original Basis Adjustment, Remedial Allocations or Imputed Interest that are available as of the date of such Early Termination Date and any Pre-IPO NOLs that have not been previously utilized in determining a Tax Benefit Payment as of the date of such Early Termination Date, (2) the United States federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment (or on the fifteenth anniversary of the IPO in the case of any non-amortizable assets that is an Original Asset) in a fully taxable transaction for U.S. federal income tax purposes; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary), and (4) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Attribute Schedule. Following the IPO Date, at least 60 calendar days prior to the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for the Taxable Year that includes the IPO Date, the Corporate Taxpayer shall deliver to the TRA Party a schedule (the “Attribute Schedule”) that shows, in reasonable detail, the information necessary to perform the calculations required by this Agreement, including estimates of (i) the actual unadjusted tax basis of the Original Assets as of immediately prior to the IPO Date, (ii) the Original Basis Adjustment, (iii) the period or periods, if any, over which the Original Assets are amortizable and/or depreciable, (iv) the period or periods, if any, over which the Original Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions in connection with an Early Termination Payment or a Change of Control), (v) projections of the yearly amount of Remedial Allocations over the term of this Agreement, (vi) any applicable limitations on the use of the Pre-IPO NOLs for Tax purposes (including under Section 382 of the Code).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for any Taxable Year, the Corporate Taxpayer shall provide to the TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment in respect of the TRA Party for such Taxable Year and the calculation of the Realized Tax Benefit and Realized Tax Detriment and components thereof (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any period, carryovers or carrybacks of any Tax item attributable to the Basis Adjustments, Pre-IPO NOLs, Original Basis Adjustment, Remedial Allocations and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment, Pre-IPO NOLs, Original Basis Adjustment, Remedial Allocations, or Imputed Interest and another portion that is not, such respective portions shall be considered to be used in accordance with the “with and without” methodology.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party schedules, valuation reports, if any, and work papers, as determined by the Corporate Taxpayer or requested by such TRA Party, providing reasonable detail regarding the preparation of the Schedule and (y) allow such TRA Party reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or requested by such TRA Party, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to a TRA Party a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to such TRA Party the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the applicable Hypothetical Tax Liability, the reasonably detailed calculation by the Corporate Taxpayer of the applicable Actual Tax Liability, as well as any other work papers as determined by the Corporate Taxpayer or requested by such TRA Party, provided that the Corporate Taxpayer shall be entitled to redact any information that it reasonably believes is unnecessary for purposes of determining the items in the applicable Schedule or amendment thereto. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days after the first date on which the TRA Party has received the applicable Schedule or amendment thereto unless such TRA Party (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and any objecting TRA Party, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and such TRA Party shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the

Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Attribute Schedule shall be appropriately amended by the TRA Party and the Corporate Taxpayer to the extent that, as a result of a Determination, the Corporate Taxpayer is required to calculate its Tax liability in a manner inconsistent with the Attribute Schedule. The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party within ninety (90) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the first sentence of this Section 2.3(b).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay such TRA Party for such Taxable Year an amount equal to the excess, if any, of (i) the Tax Benefit Payment in respect of such TRA Party for such Taxable Year determined pursuant to Section 3.1(b) over (ii) the aggregate amount of Advance Payments previously made to such TRA Party under this Section 3.1(a) in respect of such Taxable Year. In addition, the Corporate Taxpayer may, at its sole election, make Advance Payments to the TRA Party in respect of a Taxable Year; provided that, if the Corporate Taxpayer makes Advanced Payments, it shall make Advance Payments to all parties eligible to receive payments under all of the Tax Receivable Agreements in proportion to their respective amount of anticipated remaining payments under the applicable Tax Receivable Agreement in respect of such Taxable Year. Each such Tax Benefit Payment or such Advance Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Party and the Interest Amount with respect thereto. A Net Tax Benefit is “Attributable” to a TRA Party to the extent that is derived from any Basis Adjustment, Pre-IPO NOLs, the Original Basis Adjustment, Remedial Allocations, and any Imputed Interest that is attributable to the Units acquired by Corporate Taxpayer in the Reorganizations or an Exchange, as applicable, undertaken by or with respect to such TRA Party; provided that if Desert Newco becomes a disregarded entity for U.S. federal income tax purposes, the Net Tax Benefit in respect of the Original Basis Adjustment that is Attributable to a TRA Party shall include the Net Tax Benefit derived from the portion of the Original Basis Adjustment that corresponds to the Remedial Allocations that would have been Attributable to such TRA Party if Desert Newco had not changed its status from a partnership to a disregarded entity for U.S.

federal income tax purposes. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration in the Reorganization, unless otherwise required by law. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of (i) the total amount of payments previously made under Section 3.1(a) (excluding payments attributable to Interest Amounts) and (ii) the total amount of Tax Benefit Payments and Advance Payments (as such terms are defined in each of the Other Tax Receivable Agreements) previously made under Section 3.1(a) of the applicable Other Tax Receivable Agreement (excluding payments attributable to Interest Amounts as defined therein); provided, for the avoidance of doubt, that the TRA Party shall not be required to return any portion of any previously made Tax Benefit Payment or Advance Payment. The “Interest Amount” in respect of the TRA Party shall equal the interest on the amount of the unpaid Net Tax Benefit Attributable to such TRA Party for a Taxable Year, which interest shall accrue on any unpaid Net Tax Benefit from and after the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year, calculated at the Agreed Rate, until the date such unpaid amounts are paid. “Advance Payments” in respect of a TRA Party for a Taxable Year means the payments made by the Corporate Taxpayer to such TRA Party as an advance of such TRA Party’s anticipated Tax Benefit Payment for such Taxable Year. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (1) and (3), substituting in each case the terms “the date of a Change of Control” for an “Early Termination Date.” Notwithstanding anything to the contrary in this Agreement, after any lump-sum payment under Article IV of this Agreement or any of the Other Tax Receivable Agreements in respect of present or future Tax attributes subject to the Tax Receivable Agreements, the Tax Benefit Payment, Net Tax Benefit and components thereof shall be calculated without taking into account any such attributes with respect to which such a lump sum payment has been made or any such lump-sum payment.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments; Coordination of Benefits With Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Corporate Taxpayer’s tax benefit from the reduction in Tax liability as a result of the Basis Adjustments, Pre-IPO NOLs, Original Basis Adjustments, Remedial Allocations or Imputed Interest under the Tax Receivable Agreements (as such terms are defined in each Tax Receivable Agreement) is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income to fully utilize available deductions and other attributes, the limitation on the tax benefit for the Corporate Taxpayer shall be allocated among the Tax Receivable Agreements (and among all parties eligible for payments thereunder) in proportion to the respective amounts of Tax Benefit Payments that would have been determined under the Tax Receivable Agreements if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation; provided, that for purposes of allocating among the Tax

Receivable Agreements (and among all parties eligible for payments thereunder) the aggregate Tax Benefit Payments payable under the Tax Receivable Agreements with respect to any Taxable Year, the operation of this Section 3.3(a) with respect to any prior Taxable Year shall be taken into account, it being the intention of the parties to the Tax Receivable Agreements for each party eligible for payments thereunder to receive, in the aggregate, Tax Benefit Payments in proportion to the aggregate Net Tax Benefits Attributable to such party had this Section 3.3(a) never operated.

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Party agree that (i) the Corporate Taxpayer shall pay the same proportion of each Tax Benefit Payment due to each Person due a payment under each of the Tax Receivable Agreements in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) To the extent the Corporate Taxpayer makes a payment to the TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b), but excluding payments attributable to Interest Amounts) in an amount in excess of the amount of such payment that should have been made to the TRA Party in respect of such Taxable Year, then (i) the TRA Party shall not receive further payments under Section 3.1(a) until the TRA Party has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer shall pay the amount of the TRA Party’s foregone payments to the other TRA Parties under all of the Tax Receivable Agreements in a manner such that each of the other TRA Parties, to the maximum extent possible, shall have received aggregate payments under Section 3.1(a) of this Agreement or the other Tax Receivable Agreements, as applicable (in each case, taking into account Section 3.3(a) and (b) of the applicable Tax Receivable Agreement, but excluding payments attributable to Interest Amounts) in the amount it would have received if there had been no excess payment to the TRA Party.

(d) The parties hereto agree that the parties to the Other Tax Receivable Agreements are expressly made third party beneficiaries of the provisions of this Section 3.3.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Breach of Agreement.

(a) With the prior written approval of a majority of the Non-Investor Directors, the Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Party at any time by paying (i) to the TRA Party the Early Termination Payment in respect of the TRA Party and (ii) to each Exchange TRA Party and Other Reorganization TRA Parties the Early Termination Payment under the applicable Other Tax Receivable Agreement; provided, however, that this Agreement shall only terminate pursuant to this Section 4.1(a) upon the receipt of the Early Termination Payment by the TRA Party,

Exchange TRA Parties and Other Reorganization TRA Parties under each of the applicable Other Tax Receivable Agreements (unless otherwise agreed by the Corporate Taxpayer and the Representatives under Section 4.1(a) of the Tax Receivable Agreement (Exchanges)), and the Corporate Taxpayer shall deliver an Early Termination Notice only if it is able to make all required Early Termination Payments under each Tax Receivable Agreement at the time required by Section 4.3, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer to the TRA Party in accordance with this Section 4.1(a), the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Corporate Taxpayer, on one hand, and the TRA Party, on the other, as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).

(b) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (without duplication), but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment in respect of a TRA Party agreed to by the Corporate Taxpayer and such TRA Party as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the TRA Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing Desert Newco or any other Subsidiaries to distribute or lend funds for such payment and access any revolving credit facilities or other sources of available credit to fund any such amounts); provided that the interest provisions of Section 5.2 shall apply to such late payment; provided further that, solely with respect to a Tax Benefit Payment, if the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which Desert Newco is a party, which limitations are effective as of the date of this Agreement, Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days after the first date on which the TRA Party has received such Schedule or amendment thereto unless the TRA Party (i) within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (such thirty (30) calendar day date as modified, if at all by clauses (i) or (ii), the “Early Termination Effective Date”). If the Corporate Taxpayer and the TRA Party, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the objecting TRA Party shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to the TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate (using a mid-year convention) as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. For the avoidance of doubt, any amounts owed by the Corporate Taxpayer under this Agreement or the Other Tax Receivable Agreements are not Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and Desert Newco’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and Desert Newco, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify a TRA Party of, and keep the TRA Party reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and Desert Newco by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such TRA Party under this Agreement, and shall provide to each such TRA Party reasonable opportunity to provide information and other input to the Corporate Taxpayer, Desert Newco and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and Desert Newco shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law.

Section 6.3 Cooperation. Each of the Corporate Taxpayer and the TRA Parties shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

GoDaddy Inc.

14455 N. Hayden Road

Scottsdale, AZ 85260

Email:	nima@godaddy.com
mforkner@godaddy.com
Attention:	Nima Kelly
Matt Forkner

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Email:	jsaper@wsgr.com
aspinner@wsgr.com
Attention:	Jeffrey D. Saper
Allison B. Spinner

If to the TRA Parties, to:

The address, fax number and email address set forth in the records of Desert Newco.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except to the extent provided under Section 3.3, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Each TRA Party may assign any of its rights under this Agreement in whole or in part to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in the form of Exhibit A or such other form mutually agreed by the parties, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended or waived unless such amendment or waiver is approved in writing by each of the Corporate Taxpayer and the TRA Party; provided that any amendment to, or waiver of, the definition of Change of Control, Section 4.1(a), Section 7.6(a) or this proviso to Section 7.6(b) will also require the written approval of a majority of the Non-Investor Directors.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or nonperformance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of the TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the for a designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and a TRA Party are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 3.1, 4.2 or 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and the TRA Party and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership allocated to such partner.

Section 7.12 Confidentiality.

(a) Each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning Desert Newco and its Affiliates and successors or the Members, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporate Taxpayer, Desert Newco and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

GODADDY INC.

By:	/s/ Nima Kelly
Name:	Nima Kelly
Title:	Executive Vice President and General Counsel

IN WITNESS WHEREOF, the Corporate Taxpayer and the TRA Party have duly executed this Agreement as of the date first written above.

GODADDY INC.

By:
Name:
Title:

SLP III KINGDOM FEEDER I, L.P.

By: Silver Lake Technology Associates III, L.P., its general partner

By: SLTA III (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

By:	/s/ James A. Davidson
	Name:	James A. Davidson
	Title:	Managing Director

[Tax Receivable Agreement (SLP Reorganization) signature page]

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of                     , by and among GoDaddy Inc., a Delaware corporation (together with its Subsidiaries that are consolidated for U.S. federal income tax purposes (the “Corporate Taxpayer”), and                      (“Permitted Transferee”).

WHEREAS, on                     , Permitted Transferee acquired (the “Acquisition”) the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement [as described in greater detail in Annex A to this Joinder] (as defined below) (the “Acquired Interests”) from                      (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement ([            ] Reorganization), dated as of [                    ], 2015, by and among the Corporate Taxpayer and the TRA Party (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02 Joinder. Permitted Transferee hereby acknowledges and agrees to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.03 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.04 Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principals thereof that would mandate the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices: